Exhibit 99.1

Transcript of
Document Capture Technologies (DCMT)
Investor Conference Call
April 9, 2009

Participants
Darren Minton, Trilogy Capital Partners, VP
David Clark, Chief Executive Officer
William Hawkins, President and Chief Operating Officer
Carolyn Ellis, Chief Financial Officer

Presentation

Operator
Greetings ladies and gentlemen, and welcome to the Document Capture Technologies Investor Conference Call.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce Darren Minton from Trilogy Capital Partners.  Thank you Mr. Minton, you may begin.

Darren Minton – Trilogy Capital Partners – VP
Thank you Diego and thank you to everyone who has joined us for Document Capture Technologies Investor Conference Call.  I am joined here today by David P. Clark, CEO of Document Capture Technologies, William Hawkins, President and COO and Carolyn Ellis, Chief Financial Officer.  There are a number of items that we look forward to discussing with you this afternoon, including the guidance for the fourth quarter and full year 2008, recent company agreements as well as DCT’s plans for the future.  At the conclusion of this call, we will be answering any questions you may have during a brief Q&A session.  I also want to bring to your attention that a webcast and replay of this conference call will be available by following the link to Document Capture’s Investor Relations page which is contained in the press release announcing this call.

Now before we get started, I’ll take a moment to read the Safe Harbor Statement.  This conference call contains forward-looking statements concerning document capture technology.  The actual results may differ materially depending on a number of risk factors, including but not limited to general economic and business conditions, integration of acquisitions, existing competition, changes in technology and the company’s ability to make future sales agreements as well as changes in government regulations and various other factors that are beyond the company’s control.  All forward-looking statements are especially qualified in their entirety by this cautionary statement and the risk factors detailed in the company’s filings with the SEC.  Document Capture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.  Now with that, I would like to hand over the call to Document Capture’s CEO, Dave Clark.

David Clark – Document Capture Technologies – CEO
Thank you Darren and good afternoon everyone, I would like to thank you for joining us today.  My name is Dave Clark, CEO of Document Capture Technologies.  I am accompanied today by our President and COO, Bill Hawkins and our CFO, Carolyn Ellis.  Following my prepared remarks will be a short Q&A session and we will be available to answer your questions.

To say that the last few months and weeks have been important for the company, especially for our shareholders would be an understatement.  Since December, we have consummated no less than four major deals or agreements with companies of global stature.  Within that, can only be described as an extremely challenging economic environment.  Further, from a financial health standpoint, the company is managing through the current economic storm quite well as evidenced by our recently released Q4 and full year 2008 guidance.  We continue to aggressively manage expenses and strengthen our balance sheet, all while focusing and expanding revenues with both current and new customers.

For those new to Document Capture Technologies, a very brief overview.  DCT is an IP driven leader in the design, development and sale of next generation mobile scanning technologies.  DCT provides more than 30 different products across five distinct categories which are distributed globally through private label solutions to leading tier 1 OEMs, VARs and systems integrators.  These include to name a few, Unisys, QualCom, Brother and Europe’s Punch Telematix.  The company is currently listed on the OTC Bulletin Board under the symbol DCMT.  DCT has steadily grown and continues to grow its business in the retail, healthcare, security, financial and transportation markets.  The company estimates that it and its licensees currently enjoy a majority share of the rapidly expanding USB-powered mobile scanner market.  To date, combined with our licensees, we have shipped more than 3 million scanners world wide.

I would like to present multiple achievements that DCT has accomplished in the recent months.  I will then briefly discuss our guidance and then look forward to your questions for either myself, bill or Carolyn.  We believe that each of these achievements not only validates our business model and technologies but opens substantial sales channels for our products and technologies worldwide.  This latest round of deals began in December, when we announced an agreement with QualCom to supply our mobile scanning hardware technology to support their OmniVision in-cam solution for the transportation and logistics industry.  Then, in early February, we announced a major Pan-Asian licensing agreement with China-based, SysScan Technology Holdings.  They are a leading manufacturer and provider of 2-D bar code scanning technology, products and application solutions throughout China.  This is important as it provides significant exposure and potential Pan-Asia market expansion for DCT’s products directly into China, South East Asia, as well as India, Pakistan and Malaysia.

On April 2nd, we announced a major landmark sales agreement with UniSYS which includes product from our DocketPORT series.  This announcement is the first of what we expect to be a much deeper multi product partnership with this global IT giant.  Most recently, on April 3rd, we released details regarding a mile-stone deal with Europe’s Punch Telematix which deploys our technology bundled with their impressive car cube onboard computer system in the massive international transportation industry.  In just a short period of time, DCT has achieved revenue and earnings growth in what are less than favorable economic conditions, while at the same time introducing new potential high growth prospects through 2009 and beyond.  Not to mention, opening up global sales channels that are among the largest and fastest growing in the world.

Finally, the company released Q4 and full year 2008 guidance at the end of March.  I will touch on the numbers briefly, while they are presented as projected, we fully expect to file our audited 10-K by next Wednesday, April 15th and do not expect the numbers to vary.  The unaudited figures for Q4 projected revenues of $3.1 million versus $3 million for Q3 in 2008.  Total revenue for 2008 is forecast to reach $11.6 million.  Gross profit for the same period rose to $1.2 million for Q4 against $1 million for Q3.  Gross profit for fiscal year 2008 is projected at $3.9 million.  Fully diluted earnings before interest, depreciation, taxes and amortization is expected to reach $0.06 per share.  As I mentioned, our CFO Carolyn Ellis is available if you have questions.  As a note, we are limited in the amount of detail we can go into prior to next weeks’ actual release of our 10-K.

In conclusion, let me say the progress that Document Capture has made during what can only be described as the worst economy in a generation is in my opinion a tribute to a focused business plan, strict cost controls and superior technology.  We are aggressively pursuing client deals globally, with exactly the type of globally recognized names I have mentioned here today.  In addition, as we add new clients, we are pursuing deeper relationships with our existing clientele to grow the company and continue to deliver consistent and growing share holder value.  In addition, I would like to also mention that we have instituted an aggressive marketing campaign focused on the investment community.  We recognize that creating awareness of DCT’s incredible accomplishments while keeping our current shareholders informed is an important part of our job.  By expanding our shareholder base and continuing to deliver solid accomplishments, we expect to grow our market dominance and continue to deliver consistent and growing shareholder value.  I thank you for your attention and believe that Document Capture has positioned itself for impressive growth going forward and that there is much more to come in the future.  To stay in touch, you can visit our website at www.docucap.com.  I will turn it over to the operator.

Operator
Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press *2 to remove yourself from the queue.  For participants using speaker equipment, it may be necessary to pick up the handset before pressing the * keys.  Once again, to ask a question, please press *1. We will pause for a couple of moments and poll for questions.  Thank you.

Thank you, our first question comes from Beau Dietl with Beau Dietl and Associates, please state your questions.

<Q>:  This is to my CEO, first of all, great work Mr. Clark and I want to find out what is going on with Philadelphia.

David Clark – Document Capture Technologies – CEO
Beau, we’re actually working with some opportunities in the Philadelphia area that we hope to be able to expand on in the not so distant future.  We are very happy with where things and the direction things are taking in regard to all of our efforts that are currently underway and thank you for joining us.  This is a nice surprise.  For those of you that aren’t aware, Mr. Dietl is the company’s largest shareholder and a consultant to the company and basically a wonderful resource to have for a company of our size.

<Q>:  Thank you Dave and that was a very important thing I think with the happenings in Philadelphia, if I’m correct with that.  That could be a very big catalyst as far as something that is there and we should be reaping the harvest from it, am I correct?

David Clark – Document Capture Technologies – CEO
We are doing everything that we can to ensure that happens and of course as soon as we have detail, we will put it out there for the world to consume.

<Q>:  Excellent, excellent and very great job by everybody over there and there’s a lot of investors that want to get involved and we’ll line up some more and again, great job.  In this economy, there’s not too many companies that can make a report that they are going in the right direction.  We are certainly going in the right direction.  Just keep steering the ship Dave.

David Clark – Document Capture Technologies – CEO
Well thanks, and we appreciate your support.  That goes without saying.

<Q>:  Thank you.

David Clark – Document Capture Technologies – CEO
Thank you Beau.

Operator
Thank you, our next question comes from Patrick Murphy with Murphy Analytics.  Please state your question.

<Q>:  Hi Dave, wanted to ask about the remote deposit capture opportunity in general and what it means for DCMT.

David Clark – Document Capture Technologies – CEO
Hey Pat, and thanks for joining us.  Remote deposit capture we view as a very significant opportunity for our company and specifically our products.  You know, we recognize it as a market that has been sort of in a gestation period for some years that is completely in its infancy and we truly hope that our low cost, small foot print, easily integratable products will be the catalyst that really broadens the remote deposit capture market.  In today’s current market, many financial institutions and other companies are out there with remote deposit capture solutions that cost many multiples of what a solution would cost that would include our product.  The market as a whole for remote deposit capture is anticipated to grow exponentially over the years to come and through our recent announcements and what we are working on internally, I can assure we are laser focused on the potential in that market and truly  hope to be a significant player in pushing it over that tipping point.

<Q>:  Yeah, that’s great.  Thank you.

David Clark – Document Capture Technologies – CEO
Thank you Patrick.

Operator
Thank you.  Our next question comes from Anthony Markayze with Monarch Capital.  Please state your questions.

<Q>:  Hi, good morning Dave.

David Clark – Document Capture Technologies – CEO
Good morning Tony.

<Q>:  I want to reiterate you guys have done a great job.  A question for you, since the enormous potential in the company is the remote deposit capture business, could you talk a little bit about Unisys and their capabilities in this area and then more importantly, what do you and it’s only you obviously, what do you think the catalyst would be for that business, not just for you but for the industry in general to grow.  Do you think it’s just a question of when we come out of this recession banks are going to want to spend more money to capture that business.  What do you think it takes and also obviously, where does Unisys fit in along with, does anybody else also play in this field?

David Clark – Document Capture Technologies – CEO
Well to start off, we’re under and NDA with Unisys so we can say very little about their strategy and their direction.  We will leave that up to them.  They do, as some of you may have witnessed in their press release, have put a major emphasis behind it in delivering remote deposit capture to the masses.  To answer a couple of your questions first, I believe that the catalyst will be combined with us rolling or hopefully growing out of this recession and also the low cost application of utilizing our technology and our hardware.  The, as I mentioned earlier, the real challenge for remote deposit capture, has not been the desire, it’s been the expense of implementing it and currently large financial institutions are implementing it with their larger, high volume check customers and once they have available to them a low cost solution that is proven and tied to a significant service provider like a Unisys, the potential should be significant.  I am going to have Bill speak a little bit towards it.  He is the direct contact with Unisys and managing the relationship so perhaps he can say more or better answer the questions but once again, we are under an NDA.  Bill?

William Hawkins – Document Capture Technologies – President & COO
Thanks Dave.  Just to remind everybody, we first got into the remote deposit capture market in 2005 and we made our first deliveries in 2006 so this is not a new market for us.  It has taken a long time to develop.  Part of it is due to the buying patterns of banking and financial institutions, certainly as you indicated.  The financial stresses that are under those institutions but where I see the best opportunities is that the consolidation in the banking industry is causing a lot more aggressive cycles or deposits and convenience of its customers so we believe that probably over the next at least 12 to 18 months we will see an uptake in the RDC, particularly in the lower cost segment where we’re a major player.

David Clark – Document Capture Technologies – CEO
Just to add to that, you know the key thing that he focused on, as we all know in today’s financial turmoil, the banking or financial institutions can only rely on deposits, their deposit base for leverage.  So deposits have become a major focus for these institutions and the more efficiently they can get those deposits into their accounts the better, really for everyone involved.  But the point being is that it is a focus and within the banking world, the focuses are what get the resources to be implemented.  In regards to others, there are many other potential significant players in this area from Epison’s, RDM, Digial Check, NCR, Unisys which we are all aware of, Panini and another handful.  What is unique to us as being the hardware solutions provider is our IP protection around what is USB-powered small footprint mobile scanning devices and once again, we really believe that low cost, easily integratable small footprint is going to be the catalyst to breaking remote deposit capture, open to not only the 100 million plus small businesses that do low volume checking depositing but potentially even to the individual for at home banking which is growing significantly.

<Q>:  Well let me ask you a question Dave.  If today you were able to sell your product, I’ll make something up, $10, obviously it’s all on high, but if it was almost free would the industry adopt it or does it still take or is there something else still blocking the industry from going forward.  In other words, does it take a Unisys to convince people to do it and with the cost obviously being a consideration but really secondary to the whole notion that we should be doing this.  Do you see what I’m getting at?  In other words, if you gave this away, would all of a sudden adoption go crazy or is there something else that would need to happen before the industry were to adapt this.

David Clark – Document Capture Technologies – CEO
You know, just to answer, if we were giving it away, yes we believe adoption would go crazy.  Being that the industry in this market is in its infancy, it is going to take a large brand name that is recognized with the distribution of a Unisys to really seed it and get the broad acceptance that we all believe is there and all the research and studies show is there.  So price is a magnificent driver here first and foremost.  Secondarily, it’s ease of integration.  As we know, banks and financial institutions traditionally are slow in the IT curve.  The technology curve.  Well the good news is, is we have the offset of intense focus on deposits and increasing deposits and customer retention right now.  So when those two forces offset each other, you have a brand with the market acceptance of a Unisys or any of their competitors.  You really have an opportunity to go in and break it open.

<Q>:  Okay, final question.

David Clark – Document Capture Technologies – CEO
Sure.

<Q>:  Has there been any kind of and maybe it’s inappropriate in this setting, has there been any kind of peer review publication which reviews hardware solutions to say gee, we love the DCMT solution or is this just not the way these sales are made?

David Clark – Document Capture Technologies – CEO
Not that we’re aware of as of yet.  We get the online newsletters related to RDC and the like and Unisys certainly made a large splash in the ocean when they announced their entry into that arena and once again the focus was on low cost, ease of integration.

<Q>:  Alright, thanks a lot Dave.  I appreciate that.

David Clark – Document Capture Technologies – CEO
Alright, thank you Tony.

Operator
Thank you.  Just a reminder, if you would like to ask a question, please press *1 on your telephone keypad.  Our next question comes from Bob Rae, please state your question.

<Q>:  Hi David.  Not a lot of discussion about Punch in Europe and I’m wondering, this is a two pronged question, somewhat related, how do you see leveraging that relationship and also, there has been a lot of talk about remote deposit capture, what is the status of that in Europe.  Is that as big a deal as it is here?  Is that something you’ve looked at?  Is that something that has a large business potential for you?  It’s just not something that gets spoken about a lot and also, you know, Punch I don’t think is a name that people are that aware of but it is a huge company.

David Clark – Document Capture Technologies – CEO
Thanks Bob and thanks for calling in.  I’m going to talk this over to Bill to speak towards what our potential leveraging is of the punch relationship in Europe and the transportation there and the size of it and then also have him speak towards remote deposit capture and where it stands in Europe at this point.  Bill?

William Hawkins – Document Capture Technologies – President & COO
Thanks Dave, thanks Bob.  You know, basically Punch is a significant player in Europe.  It validates our efforts in what we call the In-cap or In-vehicle document capture area.  It’s kind of interesting with the market in Europe, particularly the implementation that Punch has adopted is very much driven by regulations, work rules and labor rules and so forth.  So the adoption there is important for us because it puts us not only in a different market but a different kind of document compliance area so we believe that it’s a major break through, not only because of the size of the company but also the market.  With regard to remote deposit capture in Europe, its pretty much non-existent with the exception of Italy and Spain.  We see revenues from RDC, at least from the European community being fairly small but the rest of the world, including South America and parts of Asia being significant players in RDC.

<Q>:  Of course in addition to North America.

William Hawkins – Document Capture Technologies – President & COO
Right.

Operator
Thank you.  Gentlemen, it appears there are no further questions.  Do you have any closing comments?

David Clark – Document Capture Technologies – CEO
No, I would just like to thank everybody for dialing in today and thank them for their continued interest and willingness to watch DCMT’s growth and evolution in of itself and also let everybody know that once again, they can hear this call again as recorded and stated in the press release or they can go to www.docucap.com for a followup playback of this call.  Thank you everyone.

Operator
Thank you.  Ladies and gentlemen, this concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you all for your participation.